EXHIBIT 10.1

SERVICER ADVANCE FINANCING FACILITY AGREEMENT

SERVICER ADVANCE FINANCING FACILITY AGREEMENT, dated as of the 28th day of August 2003, by and between (i) CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, as Lender and Pledgee (“Citigroup”), and (ii) NEW CENTURY MORTGAGE CORPORATION, a California corporation, as Borrower and Pledgor (the “Borrower”).

R E C I T A L S

WHEREAS, the Borrower desires to enter into this Agreement (as defined herein) and the Note (as defined herein); and

WHEREAS, the Borrower will incur monetary and other obligations to the Lender pursuant to this Agreement and the Note; and

WHEREAS, Citigroup has agreed, subject to the terms and conditions set forth herein, to finance certain advances to be made by the Borrower in connection with any securitization transaction consummated after January 1, 2003 for which the Borrower is acting as servicer which shall be listed on Schedule 1 attached hereto as updated from time to time (each, a “Specified Securitization Transaction”); and

WHEREAS, the financing to be provided by Citigroup pursuant to this Agreement is in consideration of the pledge of the Collateral (as defined herein) and on the terms and conditions set forth herein; and

WHEREAS, it is a condition precedent to the obligation of Citigroup to enter into this Agreement and to make any Loan hereunder to the Borrower, that the Borrower shall have taken all action necessary to assure the recovery of any Servicer Advances (as defined herein) financed by Citigroup;

NOW THEREFORE in consideration of the premises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Definitions. When used herein, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” shall mean this Servicer Advance Financing Facility Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Authorized Person” shall mean the persons listed on Schedule 2 attached hereto, as the same may be updated from time to time.

“Authorized Servicing Officer” shall mean the persons listed on Schedule 3 attached hereto, as the same may be updated from time to time.

“Borrower” shall mean New Century Mortgage Corporation, a California corporation, and any successor thereto.

“Business Day” shall mean any day other than a Saturday, Sunday or any day on which federal reserve banks or the Lender or the banks in the State of California are not authorized or required to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash” shall mean all cash and cash equivalents, as shown on the consolidated balance sheet of the Borrower prepared in accordance with GAAP, including, without limitation, all deposit accounts of the Borrower with the Lender or any other financial institution.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Citigroup” shall mean Citigroup Global Markets Realty Corp., or its successor in interest.

“Code” shall mean the Internal Revenue Code of 1986, together with all amendments from time to time thereto.

“Collateral” shall have the meaning set forth in Section 3.1 hereof.

“Collateral Deficiency” shall have the meaning set forth in Section 3.5 hereof.

“Collateral Value” shall mean with respect to any Loan and any of the Eligible Servicer Advances securing such Loan, the product of 95% times the applicable Expected Recovery Amount.

“Compliance/Borrowing Base Certificate” shall mean a certificate in a form mutually acceptable to the Lender and the Borrower.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Eligible Servicer Advances” shall mean Servicer Advances the reimbursement of which is in a first priority position under the related Pooling and Servicing Agreement or as otherwise acceptable to the Lender in its sole discretion; provided, however, with respect to a proposed Servicer Advance in connection with a Mortgage Loan which is 90 or more days delinquent, the Servicer shall deliver to the Lender a certificate signed by an Authorized Servicing Officer of the Borrower which evidences the Borrower’s determination that such Servicer Advance will be recoverable from collections on the related Mortgage Loan on a first priority basis under the related Pooling and Servicing Agreement; provided, further that such officer’s certificate shall include, at a minimum, the date and amount of the outstanding Servicer Advances for such Mortgage Loan, the unpaid principal balance of such Mortgage Loan and the appraised value of the related mortgaged property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group that is treated as a single employer under Section 414 of the Code of which any Loan Party is a member.

“Event of Default” shall have the meaning set forth in Section 9 hereof.

“Expected Recovery Amount” shall mean the amount of any Servicer Advances which the Borrower, in its sole reasonable discretion, expects to be recovered from collections on the related Mortgage Loan or from general collections on a first priority basis as described in the related Pooling and Servicing Agreement.

“Facility” shall mean the secured financing facility described in this Agreement.

“Facility Amount” shall have the meaning set forth in Section 2.1 hereof.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States, as may be in place from time to time.

“Governmental Authority” shall mean any nation, government, or State, or any political subdivision thereof, or any court, stock exchange, entity or agency exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise, including, without limitation, obligations (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital, or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect such owner against loss in respect thereof; provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in each case in the ordinary course of business, or obligations to make servicing advances or other obligations in respect of a Mortgaged Property.

“Guarantor” shall mean NCFC.

“Guaranty” shall mean that certain Affiliate Guaranty dated as of the date hereof made by the Guarantor in favor of the Lender, as amended from time to time.

“Indebtedness” shall mean with respect to any Person at any time, without duplication, all obligations of such Person which, in accordance with GAAP, consistently applied, should be classified as liabilities on a consolidated balance sheet of such Person, but in any event shall include: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, but excluding accrued expenses and trade payables incurred and paid in the ordinary course of business, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized lease obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, in respect of letters of credit or banker’s acceptances, (j) all obligations of any general partnership or limited partnership or joint venture as to which such Person is a general partner, and (k) all Guarantees by such Person of Indebtedness of others.

“Interest Rate” shall have the meaning set forth in Section 2.4 hereof.

“Investment” as applied to any Person, shall mean any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, stock or other securities of any other Person, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person.

“Interest Rate” shall have the meaning set forth in Section 2.4 hereof.

“Lender” shall mean Citigroup.

“Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Total Indebtedness to (b) Tangible Net Worth.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of such property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance or pledge for security purposes.

“Loan” shall mean each extension of funds to the Borrower by Citigroup pursuant to Section 2 of this Agreement.

“Loan Party” shall mean each of the Borrower and the Guarantor, individually and “Loan Parties” shall mean the Borrower and the Guarantor, collectively.

“Mandatory Prepayment Amount” shall mean for each Loan, all of the monthly cash flow attributable to the related Eligible Servicer Advances after payment of interest on the Loans pursuant to Section 2.4 hereof, which are pledged as Collateral for such Loan.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, properties or condition (financial or otherwise) of any Loan Party individually and its Subsidiaries taken as a whole or (b) the validity or enforceability of this or any of the other Operative Documents or the rights or remedies of the Lender hereunder or thereunder or (c) the ability of any Loan Party to perform its obligations under any Operative Document or any Other Agreement.

“Mortgage” shall mean a mortgage or deed of trust on real property which has been improved by a completed single family (i.e., one to four family units) dwelling unit (i.e., a detached house, townhouse or condominium).

“Mortgage Loan” shall mean a Mortgage Note and the related Mortgage.

“Mortgage Note” shall mean a promissory note which has a term not exceeding 30 years evidencing a loan or advance which is secured by a Mortgage.

“Mortgaged Property” shall mean the real property (including all improvements, buildings and fixtures and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Mortgage Note.

“Multiemployer Plan” shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NCFC” shall mean New Century Financial Corporation, a Delaware corporation.

“Net Worth” with respect to any Person, shall mean the excess of total assets of such Person over total liabilities of such Person, determined in accordance with GAAP.

“Note” shall have the meaning set forth in Section 2.3 hereof.

“Notice of Borrowing” shall have the meaning set forth in Section 2.2 hereof.

“Obligations” shall mean (i) the unpaid principal of, and interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceedings, relating to the Borrower whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other obligations and liabilities of every nature of the Borrower from time to time owing to Citigroup, in each case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), which may arise under, out of, or in connection with, this Agreement or any other Operative Document or under any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including all reasonable fees and disbursements of counsel to the Lender) that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Operative Document.

“One-Month LIBOR” shall mean as of any date of determination, the rate per annum equal to the rate appearing at page 3750 of the Telerate Screen as one-month LIBOR on such day, and if such rate shall not be so quoted, the rate per annum at which the Lender is offered Dollar deposits at or about 11:00 a.m., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Loans are then being conducted for delivery on such day for a period of one month, and in an amount comparable to the amount of the Loans to be outstanding on such day.

“Operative Documents” shall mean and include this Agreement, the Note, the Guaranty and all other documents and instruments executed and delivered in connection herewith or therewith including any document executed after the date hereof in connection with the financing of Servicer Advances by the Lender.

“Other Agreements” shall mean any financing facility agreement, other than this Agreement, between the Borrower and Citigroup or any of its Affiliates or agents, whether now existing or hereafter entered into, as any such financing facility agreement may be amended, supplemented or otherwise modified from time to time.

“Overcollateralization” shall mean, as of any date of determination, the excess of (i) the collateral value of assets pledged by the Borrower to a lender under a committed warehouse or repurchase facility (after taking into account required haircuts) over (ii) the aggregate amount of the advances or loans made by the lender to the Borrower under any such committed warehouse or repurchase facility.

“P&I Advances” shall mean advances of principal and interest on a Mortgage Loan which the Borrower is obligated to make pursuant to the terms of a Pooling and Servicing Agreement in connection with a Specified Securitization Transaction.

“Payment Date” shall mean the third day of each month or if such day is not a Business Day, the Business Day immediately following such third day.

“Person” shall mean an individual, partnership, limited liability company, corporation, statutory trust, joint venture or other entity of whatever nature.

“Plan” shall mean, at a particular time, any employee benefit plan which is subject to Title IV of ERISA or section 412 of the code and in respect of which any Loan Party or an Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) or has, within the preceding six years been, an “employer” as defined in Section 3(5) of ERISA or had any obligation or liability.

“Pledgee” shall mean Citigroup.

“Pledgor” shall mean the Borrower.

“Pooling and Servicing Agreement” shall mean any pooling and servicing agreement, trust agreement or other agreement pursuant to which the Borrower is responsible for the making of Servicer Advances.

“Proceeds” shall mean all “proceeds” as defined in Section 9-102(64) of the UCC and, in any event, shall include without limitation, all collections, distributions or other income or receipts from or in respect of the Servicer Advances.

“Quarterly Average Leverage Ratio” shall mean for each three-month period ending on March 31, June 30, September 30 or December 31 of any year during the term of this Agreement, the ratio of (a) the average monthly amount of Total Indebtedness of NCFC and its Subsidiaries outstanding during such three-month period to (b) the average of the Tangible Net Worth of NCFC and its Subsidiaries at the end of each month during such three-month period.

“Residual Securities” shall mean interest-only strips, residual interests or reserve certificates issued in connection with a public or private securitization transaction.

“Responsible Officer” shall mean the president or any vice president of the Borrower or the Guarantor.

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Commitment” has the meaning specified in Section 2.11 hereof.

“Servicer Advances” shall mean those P&I Advances and T&I Advances made by the Borrower in its capacity as servicer pursuant to a Pooling and Servicing Agreement.

“Servicing Contract” shall mean a contract or agreement purchased by New Century or its Affiliate or entered into by New Century or its Affiliate for its own account (and not as nominee or subservicer), whether now existing or hereafter purchased or entered into, pursuant to which New Century services Mortgage Loans or Mortgage Loan pools for others.

“Servicing Rights” shall mean any and all rights of New Century held for its own account (and not as nominee or subservicer), whether pursuant to a Servicing Contract or otherwise, to service Mortgage Loans or Mortgage Loan pools, including, without limitation, (i) all rights to collect payments due and enforce the rights of the mortgagee under any Mortgage Loans, (ii) all rights to receive compensation and termination fees under any Servicing Contract and (iii) all rights to receive the proceeds from any sale or other transfer of New Century’s interest in any Servicing Contract.

“Servicing System Update” shall mean the update to the Borrower’s servicing system required to enable the Borrower to either (i) establish a segregated account in the name of the Lender for the direct deposit of reimbursements of Servicer Advances subject to this Agreement or (ii) cause the direct remittance of reimbursements of Servicer Advances subject to this Agreement to the trustee under a Specified Securitization Transaction for subsequent remittance to the Lender.

“Specified Securitization Transaction” shall have the meaning set forth in the recitals hereto.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“T&I Advances” shall mean advances for the payment of taxes, assessments and maintenance fees and insurance with respect to a Mortgaged Property which the Borrower is obligated to make pursuant to the terms of a Pooling and Servicing Agreement in connection with a Specified Securitization Transaction.

“Tangible Net Worth” with respect to any Person, shall mean, as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary of such Person at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, goodwill, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that Residual Securities owned by such Person shall not be treated as intangibles for purposes of this definition.

“Termination Date” shall mean August 26, 2004 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law, as same may be extended by Lender in its sole discretion.

“Total Indebtedness” shall mean, for any period, the aggregate Indebtedness of any Person during such period maintained in accordance with GAAP less the aggregate amount of any such Indebtedness that is reflected on the balance sheet of such Person in respect of obligations incurred pursuant to a securitization transaction, solely to the extent such obligations are secured by assets securitized thereby and are non-recourse to such Person.

“Trustee” shall mean any trustee under a Pooling and Servicing Agreement.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in the State of New York.

“Underwriting Guidelines” shall be the Borrower’s underwriting guidelines in effect as of the date hereof, a copy of which is attached hereto as Exhibit F.

Section 2. The Loans; Conditions Precedent.

2.1 Agreement to Lend. Subject to the terms and conditions of this Agreement, and provided that no Default or Event of Default shall have occurred and be continuing hereunder, Citigroup shall make available to the Borrower a secured credit facility in an aggregate principal amount (the “Facility Amount”) not to exceed (i) prior to the Servicing System Update, $20,000,000 at any one time outstanding or (ii) on and after the Servicing System Update, $75,000,000 at any one time outstanding, against which the Borrower may borrow, prepay, in whole or in part, and re-borrow at any time (and without limit on the number of times) before the Termination Date. The amount of each Loan drawn down by the Borrower shall be at least $500,000.

2.2 Manner of Borrowing.

(1) The Borrower shall notify the Lender of its intention to borrow hereunder by delivering a Notice of Borrowing substantially in the form of Exhibit B hereto (a “Notice of Borrowing”) not later than 12:00 Noon New York City time on a Business Day, no more than once per week. Each Notice of Borrowing shall be executed by an Authorized Person and shall specify (i) the amount of the Loan requested and (ii) the information contained on Exhibit I hereto with respect to any Servicer Advances and any other Collateral securing such Loan (the “Collateral Information”). In addition, the Borrower shall forward to the Lender a copy of the related Pooling and Servicing Agreements and such other documents reasonably requested by the Lender in order for the Lender to determine that such Loan, if made, would be secured by Eligible Servicer Advances. Notwithstanding anything to the contrary contained herein, the Lender shall have no obligation to make a Loan hereunder if the Servicer Advances proposed as collateral for such Loan are not, in the Lender’s judgment, Eligible Servicer Advances.

(2) In connection with each Notice of Borrowing, if, as of the date of the requested Loan, all of the conditions to the making of a Loan set forth in Section 8 have been met, the Lender shall, within three (3) Business Days after receipt of such Notice of Borrowing and via wire transfer in immediately available funds, extend the requested Loan to the Borrower; provided that the aggregate outstanding principal amount of all of the Loans (taking into account the Loan to be made on such date) shall not exceed the lesser of (i) the Collateral Value of the Collateral securing such Loans and (ii) the Facility Amount.

(3) With respect to a proposed Servicer Advance in connection with a Mortgage Loan which is 90 or more days delinquent, the Borrower shall deliver to the Lender a certificate signed by an Authorized Servicing Officer of the Borrower which evidences the Borrower’s determination that such Servicer Advance will be recoverable from collections on the related Mortgage Loan or from general collections on a first priority basis; provided, that such officer’s certificate shall include, at a minimum, the date and amount of the outstanding Servicer Advances for such Mortgage Loan, the unpaid principal balance of such Mortgage Loan and the appraised value of the related Mortgaged Property at origination or based on any appraisal performed after the origination of the related Mortgage Loan so long as such subsequent appraisal complies with the requirements set forth in the related Pooling and Servicing Agreement.

(4) Concurrently with the financing of any Servicer Advance which occurs prior to the Servicing System Update, the Borrower shall deliver an acknowledgement letter to the Trustee in the form of Exhibit G-1 hereto (an “Acknowledgment Letter”), which Acknowledgement Letter shall specify each Servicer Advance to be made in connection with a Specified Securitization Transaction which constitutes part of the Collateral hereunder. In addition, such Letter shall instruct the Trustee to pay all amounts in reimbursement of such Servicer Advance to the account designated by the Lender in the event that the Borrower is terminated as servicer under such Specified Securitization Transaction.

(5) Concurrently with the financing of any Servicer Advance which occurs on or after the Servicing System Update, the Borrower shall deliver an irrevocable notice and instruction letter to the Trustee in the form attached hereto as Exhibit G-2 (an “Instruction Letter”), which Instruction Letter shall specify each Servicer Advance to be made in connection with a Specified Securitization Transaction, and shall instruct the Trustee to pay all amounts in reimbursement of such Servicer Advance to the account designated by the Lender. Provided that no Default shall have occurred and be continuing, the Lender shall release to the Trustee or, at the direction of the Trustee, to the Borrower any amounts paid to the Lender which exceed the amount due the Lender in respect of Servicer Advances, together with interest thereon at the Interest Rate or the Default Rate, as applicable. The Lender shall notify the Trustee in writing upon payment in full of amounts due the Lender in connection with any Servicer Advance. Notwithstanding the foregoing, if the Servicing System Update enables the Borrower to cause the direct remittance of reimbursements of Servicer Advances to a segregated account in the name of the Lender, the Borrower shall be required to deliver an Acknowledgment Letter to the Trustee as described in clause (4) above.

2.3 Note.

(1) The Borrower’s obligation to repay any and all Loans extended and interest thereon shall be evidenced by a single promissory note of the Borrower payable to the order of the Lender, substantially in the form of Exhibit A hereto (as amended, supplemented or otherwise modified from time to time, the “Note”).

(2) The date and amount of each Loan made by the Lender and the date and amount of each payment of principal made by the Borrower shall be evidenced by entries made by the Lender in its books and records kept by it in the normal course of its business. The Borrower agrees and acknowledges that such books and records of the Lender documenting actual disbursements paid to and received from the Borrower shall constitute prima facie evidence of the Borrower’s Indebtedness outstanding hereunder.

2.4 Interest.

(1) The Borrower agrees to pay the Lender interest on the unpaid principal amount of each Loan from and including the date the Loan is extended to but not including the date on which the Loan is paid in full. Interest shall accrue on an adjustable monthly basis at a rate per annum equal to One-month LIBOR plus 1.50% (one hundred and fifty basis points) (the “Interest Rate”). The Interest Rate for such succeeding period shall be determined on each Payment Date. Accrued interest shall be payable in arrears on each Payment Date and on the date of repayment in full of the applicable Loan.

(2) If the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any principal, interest or other amount owing to the Lender under this Agreement or the Note and such failure to pay shall constitute an Event of Default, the Borrower shall pay to the Lender on demand such principal, interest or other amount together with interest on such principal, interest or other amount in default from and including the date such payment became due until payment thereof in full at a rate per annum equal to One-month LIBOR plus 4.00% (the “Default Interest Rate”).

(3) All interest payable hereunder shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

2.5 Repayment of the Loans. Each Loan outstanding shall be repaid in full on the Termination Date, together with accrued but unpaid interest thereon.

2.6 Optional Prepayments. The Borrower may at any time upon one (1) Business Day’s prior written notice to the Lender prepay any Loan in whole or in part, without premium, together with accrued interest to the date of such prepayment on the amount prepaid.

2.7 Payment Procedures.

(1) All payments to the Lender hereunder or under the Note shall be made in immediately available funds, and free and clear of and without deduction for any taxes, levies, duties, charges, counterclaims, set-offs, fees or withholdings of any nature hereafter imposed, assessed or collected, not later than the due date for such payment through the Federal Reserve Fedwire System for credit to the account of the Lender (Account No. 066-612187 at Chase Manhattan Bank, ABA No. 021-000-021, Attention: Citigroup Global Markets Realty Corp., Mortgage Operations, phone number: 212-615-7725).

(2) Any payments made by the Borrower hereunder shall be applied first against costs and expenses due hereunder; then against default interest, if any; then against interest due on the Loans; and thereafter against the unpaid principal of the Loans. Following the occurrence and during the continuance of an Event of Default, any payments made hereunder shall be applied in accordance with Section 9.3 hereof.

(3) Notwithstanding anything to the contrary contained in this Agreement, prior to the Servicing System Update, the Borrower shall, on a weekly basis, reconcile the amount of the outstanding Loans and the amount of Servicer Advances securing such Loans. If the amount of the Servicer Advances is less than the Collateral Value required under this Agreement, the Borrower shall, within 1 Business Day of such reconciliation, repay a portion of the outstanding Loans to the Lender in an amount necessary to cause the amount of the Servicer Advances subject to this Agreement to equal the Collateral Value required hereunder; provided, however, the Borrower shall not be required to remit such amount to the Lender if the remittance would be for an amount less than $100,000; provided further that any remittance not required to be made pursuant to this Section 2.7(3) shall not constitute a Default under this Agreement.

2.8 U.S. Taxes.

(1) The Borrower agrees to pay to the Lender such additional amounts as are necessary in order that the net payment of any amount due to the Lender hereunder after deduction for or withholding in respect of any U.S. Tax (as defined below) imposed with respect to such payment (or in lieu thereof, payment of such U.S. Tax by the Lender), will not be less than the amount stated herein to be then due and payable; provided, that the foregoing obligation to pay such additional amounts shall not apply:

(a) to any payment to the Lender hereunder unless the Lender is entitled to submit a Form 1001 (relating to the Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form 4224 (relating to all interest to be received by the Lender hereunder in respect of the Loans), or

(b) to any U.S. Tax imposed solely by reason of the failure by the Lender to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of the Lender if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such U.S. Tax.

For the purposes of this Section 3.03(a), (w) “Form 1001” shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (x) “Form 4224” shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates), and (y) “U.S. Taxes” shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or therein excluding income taxes or franchise taxes.

(2) Within 30 days after paying any such amount to the Lender, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrower shall deliver to the Lender evidence satisfactory to the Lender of such deduction, withholding or payment (as the case may be).

(3) The Lender represents and warrants to the Borrower that on the date hereof the Lender is either incorporated under the laws of the United States or a State thereof or is entitled to submit a Form 1001 (relating to the Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form 4224 (relating to all interest to be received by the Lender hereunder in respect of the Loans).

2.9 Commitment Fee. The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”) which in the aggregate shall not be greater than $375,000. The Commitment Fee shall be payable in two installments, the first installment shall be equal to $100,000 and shall be paid to the Lender upon the execution of this Agreement. The second installment of the Commitment Fee shall be equal to the greater of (i) $125,000 and (ii) (A) the product of (x) 0.50% and (y) $55,000,000 multiplied by (B) (i) the number of days from the date of the Servicing System Update up to and including August 26, 2004 divided by (ii) 364 and shall be paid to the Lender on the date of the Servicing System Update. Any such payment by the Borrower to the Lender pursuant to this Section 2.9 shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

2.10 Renewal Fee. In the event that the Lender and the Borrower agree to extend the term of this Facility for a period of at least 364 days, the Borrower shall pay to the Lender a renewal fee which in the aggregate shall be equal to $150,000 (the “Renewal Fee”), such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim. The Renewal Fee shall be paid by the Borrower to the Lender on the date the Lender renews this Facility.

2.11 Securitization Commitment. The Borrower agrees that during the term of this Facility, it shall cause Citigroup Global Markets, an affiliate of the Lender, to be named as lead manager with respect to Securitization Transactions entered into by the Borrower resulting in the issuance of at least $1.0 billion of securities during the eighteen month period following the date of this Agreement (the “Securitization Commitment”).

Section 3. Pledge; Grant of Security Interest.

3.1 Pledge. The Borrower hereby pledges and grants to the Lender and its successors, endorsees, transferees and assigns, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the

Obligations, a security interest in and assignment of all of the Borrower’s rights, title and interest in and to the following property and interests in property, whether now owned or existing or hereafter arising or acquired and wheresoever located and whether the same comprise accounts, instruments, securities, chattel paper or general intangibles (as each such term is defined in the UCC) (the “Collateral”):

(1) all of the Borrower’s rights to receive reimbursement of the Servicer Advances and any additional property acceptable to the Lender in its sole discretion and delivered or otherwise perfected as required by the Lender;

(2) all rights, privileges, authority and powers of the Borrower as owner or holder of the Servicer Advances and any other property pledged by Borrower to Lender hereunder, including, but not limited to, all general intangibles and contract rights related thereto;

(3) all securities, moneys or property representing dividends or interest on any of the foregoing, or representing a distribution in respect of the foregoing, or resulting from a split-up, revision, reclassification or other like change of the foregoing or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the foregoing;

(4) all documents and certificates representing or evidencing the Borrower’s interest in the foregoing;

(5) all distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, the Borrower’s interest in the foregoing;

(6) all “collateral”, however defined, under any Other Agreements and all other property securing indebtedness of the Borrower to the Lender or any of its Affiliates or Subsidiaries to the extent not applied to the satisfaction of such indebtedness; and

(7) any other right, title, interest, privilege, authority and power of the Borrower, as a holder of the foregoing, all whether now existing or hereafter arising, and whether arising at law or in equity and any and all Proceeds of any of the foregoing and all books and records of the Borrower pertaining to any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, the servicing rights related to any Mortgage Loan for which the Borrower has financed Eligible Servicer Advances pursuant to this Agreement shall not constitute Collateral under this Agreement.

3.2 Reserved.

3.3 Notification to Trustee. (1) Concurrently with the financing of any Servicer Advance by the Lender which occurs prior to the Servicing System Update, (A) the Borrower (i) shall have notified the Trustee in connection with the related Securitization Transaction of the financing of the Servicer Advance hereunder, (ii) shall have instructed the Trustee to pay all amounts in reimbursement of such Servicer Advances to the account designated by the Lender on and after the termination of the Borrower as servicer under such Specified Securitization Transaction and (iii) shall have executed any documents reasonably required by the Lender in connection with the Lender’s right to receive reimbursement for Servicer Advances and (B) the Trustee shall have acknowledged in writing the instructions set forth in clause (A) above, and a copy of the fully executed Acknowledgement Letter in the form of Exhibit G-1 attached hereto shall be delivered to the Lender. The Lender shall notify the Trustee in writing upon payment in full of amounts due the Lender in connection with any Servicer Advance.

(2) Concurrently with the financing of any Servicer Advance by the Lender which occurs on or after the Servicing System Update, (A) the Borrower (1) shall have notified the Trustee in connection with the related Securitization Transaction of the financing of the Servicer Advance hereunder, (2) shall have instructed the Trustee to pay all amounts in reimbursement of such Servicer Advances to the account designated by the Lender and (3) shall have executed any documents reasonably required by the Lender in connection with the Lender’s right to receive reimbursement for Servicer Advances and (B) the Trustee shall have acknowledged in writing the instructions set forth in clause (A) above, and a copy of the fully executed Instruction Letter in the form of Exhibit G-2 attached hereto shall be delivered to the Lender. The Lender shall notify the Trustee in writing upon payment in full of amounts due the Lender in connection with any Servicer Advance. Notwithstanding the foregoing, if the Servicing System Update enables the Borrower to cause the direct remittance of reimbursements of Servicer Advances to a segregated account in the name of the Lender, the Borrower shall not be required to comply with the requirements of this clause (2).

3.4 Further Assurances. The Borrower shall take any and all action reasonably required by the Lender in order that the Lender has a valid, first priority, perfected security interest in the Collateral, including executing financing statements, assigning or endorsing Collateral to the Lender and delivering Collateral to the Lender.

3.5 Collateral Maintenance; Release of Collateral.

(1) In the event that at any determination of the Collateral Value of Collateral by the Lender, in its sole reasonable discretion, the Collateral Value of Collateral is less than the aggregate principal balance of the Loans outstanding plus accrued interest thereon (a “Collateral Deficiency”) and such Collateral Deficiency exceeds $100,000, the Borrower shall upon written request of the Lender deliver to the Lender (as instructed by the Lender) additional cash or Collateral in an amount at least equal to such Collateral Deficiency or repay Loans in the amount of such Collateral Deficiency, in each case within one Business Day of receipt of such request.

Until such time as the Collateral Value of Collateral equals or exceeds the aggregate principal balance of the Loans outstanding plus accrued interest thereon, the Lender shall not be obligated to extend further Loans hereunder and all funds received by the Borrower in respect of, and Proceeds of, such Collateral shall be remitted to the Lender and applied in the manner set forth in Section 2.7.

(2) The Borrower may request from time to time, and the Lender shall agree, to release the Lien of the Lender with respect to its right to receive reimbursement for Servicer Advances which Servicer Advances, together with any interest due thereon, have been paid in full; provided that (i) no Default shall have occurred and be continuing, and (ii) after giving effect to such release, no Collateral Deficiency shall exist. Subject to the proviso set forth in the preceding sentence, the Lender shall release to the Trustee or, at the direction of the Trustee, to the Borrower any amounts paid to the Lender which exceed the amount due the Lender in respect of Servicer Advances and interest thereon at the Interest Rate or the Default Rate, as applicable.

Section 4. Representations and Warranties of the Borrower.

The Borrower hereby represents and warrants to the Lender as of the date of this Agreement and on each date that a Loan is made hereunder as follows:

4.1 Organization. It is a corporation duly incorporated and validly existing in good standing under the laws of the State of its incorporation and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.2 Power and Authority. It has all requisite corporate power and authority and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted and to execute and deliver and perform its obligations under the Operative Documents, including its obligation to execute the Note.

4.3 Authorization of Borrowing. All appropriate and necessary action has been taken by it to authorize the execution and delivery of this Agreement and, in the case of the Borrower, the Note, and to authorize the performance and observance of the terms hereof and thereof.

4.4 Agreement Binding. This Agreement and the Note each constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except as may be limited by laws governing insolvency or creditors’ rights or by rules of equity. The execution, delivery and performance of this Agreement, the Note and any other Operative Document will not violate any provision of law, regulation, order or other governmental directive, or conflict with, constitute a default under, or result in the breach of any provision of any material agreement, ordinance, decree, bond, indenture, order or judgment to which the Borrower is a party or by which it or its properties is or are bound.

4.5 Compliance with Law. It is conducting its business and operations in material compliance with all applicable material laws, regulations, ordinances and directives of governmental authorities. It has filed all tax returns required to be filed and has paid all taxes in respect of the ownership of its assets or the conduct of its operations prior to the date after which penalties attach for failure to pay except (a) to the extent that the payment of such taxes is being contested in good faith by it in appropriate proceedings and adequate reserves have been provided for the payment thereof, or (b) with respect to such returns and/or taxes which are not material in either nature or amount such that any failure to file such returns or pay such taxes would not materially and adversely affect its financial condition, operations, business or prospects.

4.6 Consents. All licenses, consents and approvals required from and all registrations and filings required to be made with any governmental or other public body or authority for the making and performance by the Borrower of this Agreement and the Note have been obtained and are in effect.

4.7 Litigation. There is no action, suit or proceeding at law or in equity by or before any court, governmental agency or authority or arbitral tribunal now pending or, to the knowledge of the Borrower, threatened against or affecting it which is reasonably likely to be adversely determined and, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

4.8 Financial Statements. The audited balance sheet of the Borrower (on a consolidated basis) as of December 31, 2002 and the unaudited balance sheet as of March 31, 2003, and the related statements of income for the fiscal periods ended on such dates, in each case heretofore furnished to the Lender, are complete and correct in all material respects and fairly present the financial condition of the Borrower as of said date, all in accordance with GAAP applied on a consistent basis (except for the omission of footnotes and the absence of year end adjustments on the unaudited statements). On said date, the Borrower had no material contingent liabilities, liabilities for taxes or unusual or anticipated losses from any unfavorable commitments, except as referred to or reflected in said balance sheet as of said date. Since March 31, 2003, there has been no material adverse change in the operations, condition (financial or otherwise) or business of the Borrower from that set forth in said financial statements as of said date.

4.9 Other Obligations. It is not in default in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement or instrument to which it is a party or by which it is bound the result of which would reasonably be expected to have a Material Adverse Effect.

4.10 Margin Regulations. It is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan will be used to (a) purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or (b) pay the principal or interest of any securities issued by the Borrower in connection with a Securitization Transaction.

4.11 Investment Company Act. It is not an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

4.12 Chief Executive Office. The chief executive office of the Borrower is located in 18400 Von Karman, Suite 1000, Irvine, California 92612 or such other location in the United States as has been communicated to the Lender from time to time pursuant to Section 5.21.

4.13 Ownership of the Borrower of the Servicing Rights. The Borrower owns beneficially and of record all of the servicing rights with respect to the Mortgage Loans, free and clear of all Liens.

4.14 Full Disclosure. No representation or warranty made by or on behalf of the Borrower contained herein and no information (written or oral), certificate, financial statement or report furnished by or at the direction on behalf of the Borrower hereunder, contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which they were made, not misleading.

4.15 ERISA. None of the assets of any Loan Party are “plan assets” within the meaning of Department of Labor Regulation 2510.3-101. Except as disclosed to the Lender, none of it, any Loan Party, or any of their respective Subsidiaries maintains any Plans, and it agrees to notify the Lender in advance of forming any Plans. None of it, any other Loan Party, or any of their ERISA Affiliates has any obligations or liabilities with respect to Plans or Multiemployer Plans which could result in material liability to any of them or any lien on any of their assets, nor have any such Persons had any obligations or liabilities with respect to any such Plans or Multiemployer Plans during the five-year period prior to the date this representation is made or deemed made which could result in material liability to any of them or any lien on any of their assets. No Loan Party has an obligation to provide medical, health or life insurance benefits to former or retired employees, except at such person’s expense and as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). All Plans maintained by it or any of its Affiliates are in compliance with all applicable laws (including ERISA) except where a failure to comply would not result in liability.

4.16 Representations of the Borrower with respect to its right to receive reimbursement for Servicer Advances.

(1) The right to receive reimbursement for Servicer Advances, when pledged as Collateral hereunder, shall be unencumbered (except for the security interest of the Lender), and this Agreement, together with the filing of a financing statement on Form UCC-1 with the Secretary of State of the State of California naming the Borrower as “debtor” and the Lender as “secured party” and describing such Collateral as the “collateral,” will create a valid first priority perfected security interest in such Collateral in favor of the Lender in accordance with its terms against all creditors of the Borrower and any Persons purporting to purchase such Collateral from the Borrower

(2) Borrower has obtained from any and all concerned creditors any waivers, amendments, releases or acknowledgments necessary to create and perfect in favor of the Lender the first priority security interests provided herein.

4.17 Representations as to each Pooling and Servicing Agreement. All of the representations and warranties in any applicable Pooling and Servicing Agreement are true and correct in all material respects as of the date hereof as if made on such date and are incorporated herein by reference mutatis mutandis; or any such breach thereof does not and will not have a Material Adverse Effect. No Event of Default has occurred and is continuing under any Pooling and Servicing Agreement.

4.18 Reserved.

4.19 Survival. All representations and warranties made by the Borrower herein, whether express or implied, shall survive until all Obligations have been fully satisfied and discharged.

Section 5. Affirmative Covenants of the Borrower. The Borrower hereby covenants to the Lender that, until the payment in full and final performance of all of its respective Obligations to the Lender under the Operative Documents, it shall perform the following obligations:

5.1 Financial Statements and Other Reports. Each Loan Party will maintain a system of accounting established and administered in accordance with sound business practices such as to permit the preparation of financial statements in accordance with GAAP and furnish or cause to be furnished to the Lender:

(1) as soon as available and in any event within 30 days after the end of each calendar month, a copy of the unaudited financial statements of each Loan Party (on a consolidated and a consolidating basis) as of the end of such month, consisting of at least a balance sheet and the related statements of income, shareholders’ equity and cash flow of the Borrower for such month and from the beginning of the then current fiscal year of each Loan Party to the end of such month, setting forth in each case in comparative form the figures for the corresponding date or period of the previous fiscal year, all in reasonable detail, and certified by the chief financial officer of each Loan Party as being complete and correct in all material respects and fairly presenting each Loan Party’s financial condition and results of operations, subject to the omission of footnotes and to changes resulting from normal year-end adjustments;

(2) (a) as soon as available and in any event within 95 days after the end of each fiscal year, unaudited financial statements of the Borrower and New Century and audited financial statements of NCFC (on a consolidated and a consolidating basis), consisting of at least a balance sheet as of the end of such fiscal year and the related statement of income, shareholders’ equity and cash flow for such fiscal year of NCFC, setting forth in each case in comparative form the corresponding figures as of the end of and for the previous fiscal year, all in reasonable detail, accompanied by a report thereon of the accounting firm of KPMG LLP or other independent certified public accountants selected by NCFC and reasonably satisfactory to the Lender, which report shall be unqualified and shall state that such financial statements present fairly the financial condition of NCFC as of the date indicated and the results of their operations for the periods indicated in conformity with GAAP applied on a basis consistent with prior fiscal years (except as otherwise required by GAAP and stated therein) and that the examination of such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, accompanied by any management letters to NCFC or its board of directors furnished by such accounting firm in connection with its audit of NCFC’s consolidated financial statements;

(b) as soon as available and in any event within 90 days after the end of each fiscal year, a copy of NCFC’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”).

(c) within 45 days after the end of each fiscal quarter, a copy of the NCFC’s quarterly report on Form 10-Q filed with the Commission.

(3) with the financial statements furnished pursuant to Section 5.1(a) for each calendar month: (i) a certificate signed by the chief financial officer of each Loan Party stating that to such officer’s knowledge, after due inquiry, there exists no Default, or, if such Default exists, stating the nature thereof, the period of existence thereof, and what action such Loan Party proposes to take with respect thereto; (ii) a properly completed Compliance/Borrowing Base Certificate as of the end of such month; (iii) with respect to such Collateral, a servicing/delinquency report showing the number of Mortgage Loans included therein, the total outstanding principal amount of such Mortgage Loans, the weighted average coupon of the related Mortgage Notes and the delinquency status and foreclosure experience with respect to such Mortgage Loans and the aggregate amount of outstanding Servicer Advances; and (iv) such additional information concerning the Collateral and such selective detail by segments and categories thereof as may from time to time be reasonably requested by the Lender;

(4) within five Business Days after any officer of the Borrower or any Guarantor has knowledge of their occurrence, notice of each of the following events: (i) the commencement of any action, suit, proceeding or arbitration against the Borrower or any

Subsidiary of the Borrower or any Guarantor or Subsidiary of any Guarantor, or any material development in any action, suit, proceeding or arbitration pending or threatened against the Borrower, a Guarantor or any such Subsidiary, (A) in which the aggregate uninsured amount claimed is more than $1,000,000, (B) which is reasonably likely to be adversely determined to the Borrower, such Guarantor or such Subsidiary, and which would in such event result in a Material Adverse Effect or (C) which relates to this Agreement or any document executed pursuant hereto or any transaction financed or to be financed in whole or in part directly or indirectly with the proceeds of the loans made pursuant hereto; (ii) any Default and what actions, if any, the Borrower or the related Guarantor, as applicable, is taking or contemplates taking in regard thereto; (iii) any notice under any Pooling and Servicing Agreement from any party thereunder that it intends to declare an event of default thereunder, or that it intends to terminate the servicer thereunder; (iv) notice of any other Material Adverse Effect, including any material adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower or either Guarantor to the Lender;

(5) as soon as available, copies of all financial statements, reports and returns sent to the Borrower’s and the Guarantor’s stockholders and copies of all regular, periodic, or special reports which the Borrower or either Guarantor is or may be required to file with any governmental department, bureau, commission or agency of a material financial nature; and

(6) from time to time, such other information regarding the business, operations, affairs and financial condition of the Borrower as the Lender may reasonably request.

The parties hereto acknowledge that the financial statements of each Loan Party described in Section 5.1(1) above shall not be required to be prepared in accordance with GAAP. Notwithstanding the preceding sentence, each Loan Party hereby represents to the Lender that such financial statements will accurately reflect the Borrower’s or Guarantor’s financial condition, as applicable, and any deviation from GAAP standards will not have the effect of increasing the Borrower’s or Guarantor’s Tangible Net Worth above the amount that would have been determined using GAAP standards.

5.2 Corporate Existence; Agency Status. Each Loan Party will (a) maintain its corporate existence in good standing under the laws of the jurisdiction of its incorporation and (b) its right to carry on its business and operations in each jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to be in good standing would preclude such Loan Party from enforcing its rights with respect to any material assets or expose such Loan Party to any material liability.

5.3 Compliance with Laws, Taxes, etc. Each Loan Party will comply in all material respects with all applicable laws, rules, regulations and orders (including without limitation Regulations T, U and X of the Board of Governors of the Federal Reserve System), the failure to be in compliance with which would have a Material Adverse Effect on the financial condition of such Loan Party, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which any reserves required by GAAP have been established. In the event the Borrower fails to satisfy its obligations under this Section 5.3 as to taxes, assessments and governmental charges, the Lender may but is not obligated to satisfy such obligations in whole or in part and any payments made and expenses incurred in doing so shall constitute Obligations, shall bear interest at the rate set forth in Section 2.4 from the date incurred and shall be paid or reimbursed by the Borrower on demand.

5.4 ERISA. (a) The assets of the Loan Parties will not be deemed to be “plan assets” within the meaning of Department of Labor Regulation 2510.3-101. No Loan Party will incur any obligation to provide medical, health or life insurance coverage to any former or retired employee, except at such person’s expense and as required by COBRA. Each Loan Party will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which any Loan Party or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case in an amount exceeding $50,000, or (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived with respect to any Plan in an aggregate amount exceeding $50,000. No Loan Party will permit, or allow any ERISA Affiliate to permit, any event to occur or condition to exist which would permit a lien to be imposed or any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA or other liability to attach to any assets of any Loan Party or any Subsidiary or any ERISA Affiliate of any Loan Party; and no Loan Party will permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lender) of such Plan’s benefit liabilities (as defined in section 4001(a)(16) of ERISA to exceed the fair market value of such Plan’s assets. No Loan Party will become, or permit any ERISA Affiliate to become, a party to any Multiemployer Plan.

(b) Each Loan Party agrees to notify the Lender in advance of the formation of any Plan.

(c) Each Affiliate of the Loan Parties will give notice if at any time it or any of its ERISA Affiliates has any obligations or liabilities with respect to any Plan or Multiemployer Plan which could result in material liability to it or its ERISA Affiliates or is reasonably likely to give rise to a lien on assets of it or its ERISA Affiliates.

5.5 Assets and Insurance. The Borrower will maintain or require to be maintained in full force and effect (a) an adequate errors and omissions insurance policy, (b) such other insurance coverage, by financially sound and respectable insurers, on all properties of a character usually insured by organizations engaged in the same or similar business against loss or damage of a kind customarily insured against by such organizations, (c) adequate public liability insurance against tort claims which may be asserted against the Borrower, and (d) a mortgage banker’s blanket bond insurance policy in at least the amount customarily maintained by organizations engaged in the same or similar business and under similar circumstances as the Borrower.

5.6 Inspection, Visitation, etc. The Borrower will permit any Person reasonably designated by the Lender in writing, at the Lender’s expense, to visit and inspect any of the properties, corporate books and financial records of the Borrower and discuss its affairs and finances with the principal officers of the Borrower and its independent public accountants, all at such times as the Lender shall reasonably request; provided that such person shall be subject to confidentiality requirements similar to those applicable to the Lender.

5.7 Further Assurances. The Borrower will take all such further actions and execute all such further documents and instruments as the Lender may at any time reasonably determine in its sole discretion to be necessary or advisable to further carry out and consummate the transactions contemplated by the Operative Documents and to perfect or protect the Liens granted to the Lender under any Operative Document.

5.8 Liens. The Borrower will not, directly or indirectly, create, incur, assume or permit to exist, any Lien with respect to any Collateral pledged to the Lender hereunder.

5.9 Net Worth. The Borrower will at all times maintain, on a consolidated basis, a Tangible Net Worth of not less than (a) the greater of (i) $230,000,000 and (ii) eighty-five percent (85%) of the Tangible Net Worth at the end of the most recently completed fiscal year (or, in the case of the Tangible Net Worth at the end of any fiscal year, its prior fiscal year) plus (b) ninety percent (90%) of capital contributions made during such fiscal year plus (c) fifty percent (50%) of positive year-to-date net income. NCFC will at all times during each fiscal year maintain, on a consolidated basis, Tangible Net Worth of not less than (x) the greater of (i) $250,000,000 and (ii) eighty-five percent (85%) of the Tangible Net Worth at the end of the most recently completed fiscal year (or, in the case of the Tangible Net Worth at the end of any fiscal year, its prior fiscal year) plus (y) ninety percent (90%) of capital contributions made during such fiscal year plus (z) fifty percent (50%) of positive year-to-date net income.

5.10 Ratio of Total Indebtedness to Tangible Net Worth. The ratio of the Borrower’s and New Century’s Total Indebtedness to Tangible Net Worth, determined on a joint basis, is not greater than 10:1 as of the last day of each fiscal quarter. NCFC will not permit (i) the Quarterly Average Leverage Ratio for any period of measurement to be greater than 12:1 or (ii) the ratio of

Total Indebtedness to Tangible Net Worth as of the last day of each fiscal quarter to be greater than 12:1.

5.11 Liquidity. At all times prior to the Servicing System Update, the Borrower and the Guarantor have, on a consolidated basis, cash, Cash Equivalents and Overcollateralization in an amount of not less than $75,000,000. At all times on and after the Servicing System Update, the Borrower and the Guarantor have, on a consolidated basis, cash, Cash Equivalents and Overcollateralization in an amount of not less than $20,000,000.

5.12 Restriction on Fundamental Changes. The Borrower will not engage in any business activities or operations substantially different from or unrelated to those in which the Borrower was engaged on the date of this Agreement, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business or property of, or stock or other evidence of beneficial ownership of, any Person, except:

(1) the Borrower may sell or otherwise dispose of obsolete or unused property and other property in the ordinary course of business, provided such sales or dispositions do not include all or substantially all of the assets of the Borrower; and

(2) the Borrower and its Subsidiaries may engage in any business involving the origination, acquisition, service, sale or securitization of Mortgage Loans or other consumer obligations.

5.13 Restricted Payments. Following the occurrence and during the continuance of an Event of Default, the Borrower will not make any Restricted Payments.

5.14 Borrower Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Loan, the fair value of the assets of the Borrower is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Borrower in accordance with GAAP) of the Borrower and the Borrower is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower or any of its assets. Borrower is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

5.15 Subsidiaries. The Borrower will not create or acquire any Subsidiaries, other than Subsidiaries engaged solely in any business involving the origination, acquisition, service, sale or securitization of Mortgage Loans or other consumer obligations.

5.16 Affiliate Transactions. The Borrower will not enter into any transaction with an Affiliate of the Borrower, other than (a) transactions in the ordinary course of business on terms no less favorable to the Borrower than those that would be obtained in an arm’s-length transaction and (b) transactions with wholly-owned Subsidiaries.

5.17 Escrow Imbalances. The Borrower will, no later than thirty (30) days after learning (from any source) of any material imbalance in any escrow account, fully and completely correct and eliminate such imbalance.

5.18 Inconsistent Agreements. The Borrower will not, directly or indirectly, enter into any agreement containing any provision which would be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower of its obligations hereunder or under any other Operative Document.

5.19 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

5.20 Notice of Change of Chief Executive Office. It will provide the Lender with not less than 30 days prior written notice of any change in its chief executive office to permit the Lender to make any additional filings necessary to continue the Lender’s perfected security interest in the Collateral.

5.21 Covenants of the Borrower with respect to the Servicer Advances.

(1) The Borrower shall promptly deliver to the Lender (i) any report received by or required to be delivered by any Person pursuant to the Pooling and Servicing Agreement at the same time as required thereunder, including, without limitation, any trustee’s report and any reports delivered to related surety companies; (ii) any notice of transfer of servicing; and (iii) any other such document or information as the Lender may reasonably request from time to time in connection with the Servicer Advances.

(2) The Borrower shall pay, and save the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable by Borrower or determined to be payable by Borrower with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

5.22 Data Reporting. With respect to each Servicer Advance financed by the Lender pursuant to this Agreement, the Borrower will, on a monthly basis, provide to Lender (i) the Collateral Information as of the close of business on the last day of the preceding collection period; and (ii) such other information as the Lender shall reasonably request.

Section 6. Reserved.

Section 7. Rights of Lender as Pledgee.

7.1 If an Event of Default shall occur and be continuing,

(1) The Lender shall have the right to make application of any cash dividends or distributions paid in respect of the Servicer Advances to the Obligations in such order as is provided in Section 9.3 hereof, and

(2) The Lender shall have the right to notify any Person obligated on any Collateral of the rights of Citigroup hereunder, enter into any extension, settlement or compromise agreement relating to or affecting the Collateral, receive payment or performance of any insurance claims, claims for breach of warranty or any other claims concerning the Collateral, all without liability (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Lender shall have no duty to the Borrower to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

Section 8. Conditions Precedent.

8.1 Conditions Precedent to this Agreement. The obligations of the Lender to extend any Loan hereunder are subject to the receipt by the Lender, concurrently with the signing of this Agreement and in form and substance satisfactory to the Lender, of the following:

(1) Evidence of the authority of the persons executing this Agreement, the Note and any other documents contemplated herein and therein, together with specimen signatures of such persons;

(2) A certified copy of the Borrower’s Articles of Incorporation and By-Laws and a good standing certificate from its State of incorporation;

(3) Certified copies of all necessary resolutions of the Board of Directors of the Borrower authorizing the execution and delivery and performance under this Agreement and the Note;

(4) The duly executed, original Note;

(5) A certificate, as of the date of signing of the Agreement, by the President, a Vice President or the Treasurer of the Borrower certifying that the representations and warranties contained in Section 4 hereof are true and correct in all material respects, that the Borrower is in compliance with the covenants set forth in Section 5 and that no Default or Event of Default has occurred and is continuing;

(6) The duly executed, original Guaranty executed by the Guarantor;

(7) With respect to the Guarantor, a certified copy of the Certificate or Articles of Incorporation and By-Laws and a good standing certificate from its State of incorporation;

(8) The following opinions of counsel in form and substance reasonably satisfactory to the Lender’s counsel:

(a) Standard corporate opinions of the Borrower regarding due authorization, execution, consents, material litigation and noncontravention, which opinions may be rendered by in-house counsel;

(b) Enforceability of the Agreement and the Note;

(c) Lien and perfection opinions relating to the pledge of Collateral from the Borrower to the Lender; and

(d) Such other opinions as the Lender shall reasonably request;

(9) The Lender shall have received the first installment of the Commitment Fee and all fees and expenses required to be paid by the Borrower pursuant to the Operative Documents on or prior to the date of the initial Loan pursuant to Section 14 hereof; provided that such fees and expenses may be netted out of any Loan made by the Lender hereunder;

(10) Financing statements on Form UCC-1 naming the Borrower as “debtor” and the Lender as “secured party” and describing the Collateral as “collateral” thereunder, to be filed in each jurisdiction in which it is necessary to file to perfect a security interest in Collateral; and

(11) Such other documents, certificates or financial or other information as the Lender may reasonably request.

8.2 Conditions Precedent to Each Loan. In addition to each of the conditions precedent set forth in Section 8.1 being met, the obligations of the Lender to extend each Loan hereunder shall be subject to the following conditions:

(1) There shall not have occurred and be continuing any Event of Default and the Borrower shall be in compliance in all material respects with all of its respective covenants and obligations under the Operative Documents;

(2) The Lender shall have received the Notice of Borrowing described in Section 2.2;

(3) Taking into account the amount of the requested Loan, the Collateral Value of the Collateral shall be equal to or in excess of the aggregate principal balance of the Loans outstanding plus accrued interest thereon;

(4) If such Loan is requested prior to the Servicing System Update, the Lender shall have received an original executed copy of the Acknowledgement Letter in the form attached hereto as Exhibit G-1 and any other documents reasonably required by the Lender in connection with the Lender’s right to receive reimbursement for Servicer Advances. If such Loan is requested on or after the Servicing System Update, the Lender shall have received an original executed copy of the Instruction Letter in the form attached hereto as Exhibit G-2 and any other documents reasonably required by the Lender in connection with the Lender’s right to receive reimbursement for Servicer Advances; provided, however that if the Servicing System Update enables the Borrower to establish a segregated account in the name of the Lender for the direct remittance of reimbursements of the Servicer Advances securing such Loan, the Borrower shall deliver written evidence, satisfactory to the Lender, of the establishment of such segregated account.

(5) The following documents shall have been delivered to the Lender with respect to the Servicer Advances: (i) the original documents described in Section 3.3 hereof and (ii) a copy of the executed Pooling and Servicing Agreement governing the Servicer Advances and/or any supplements thereto, and the offering documents related to the Eligible Servicer Advances, each certified by the Borrower or the Trustee or master servicer under such Pooling and Servicing Agreement as a true, correct and complete copy of the original, and all ancillary documents required to be delivered to the certificateholders under such Pooling and Servicing Agreement;

(6) Subject to the Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 13 hereof, the Lender shall have completed its due diligence review of the relevant documentation for each Loan and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Loans as the Lender in its reasonable discretion deems appropriate to review and such review shall be satisfactory to the Lender in its reasonable discretion;

(7) Neither of the following shall have occurred and/or be continuing:

(a) An event or events resulting in the inability of the Lender to finance any Loans with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of the Lender which affects (or can reasonably be expected to affect) materially and adversely the ability of the Lender to fund its obligations under or otherwise comply with the terms of this Agreement; or;

(b) Any other event beyond the control of the Lender shall have occurred which the Lender reasonably determines will result in the Lender’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing.

Each request for a borrowing by the Borrower hereunder shall constitute a certification by the Borrower that the conditions set forth in this Section 8.2 have been satisfied (both as of the date of such notice, request or confirmation and as of the date of such borrowing).

Section 9. Default.

9.1 Events of Default. Each of the following events and occurrences shall constitute an Event of Default under this Agreement if not cured within 3 Business Days of its occurrence unless the context of the provision indicates otherwise (provided that the events described in paragraphs 9.1 (1)(a), (2), (5), (6), (7), (8) and (9) shall have no cure period):

(1) The Borrower shall fail to make payment to the Lender of (a) principal or interest when due of any amount that the Borrower is obligated to pay under this Agreement or the Note or (b) any other amount payable by it hereunder or under any other Operative Document and such default shall have continued unremedied for three (3) Business Days.

(2) The Borrower shall fail to perform or observe the requirements of Section 5 of this Agreement (other than Section 5.17) following the earlier of (a) a Responsible Officer of the Borrower having knowledge of such failure to perform or observe or (b) written notice thereof from the Lender.

(3) The Borrower shall fail to perform or observe any other provision of this Agreement or the Note, within 30 days following the earlier of (a) a Responsible Officer of the Borrower having knowledge of such failure to perform or observe or (b) written notice thereof from the Lender.

(4) The Guarantor shall (a) fail to make any payment required to be made to the Lender under the Guaranty or (b) fail to comply with the requirements of Section 3(b) of the Guaranty.

(5) The Borrower shall fail to pay any money due under any other agreement, note, indenture or instrument evidencing, securing, guaranteeing or otherwise relating to indebtedness of the Borrower for borrowed money, which failure to pay constitutes a default or event of default under any such agreement or indebtedness, or the Borrower receives written notice, or a Responsible Officer of the Borrower has knowledge, of any other default or event of default or other event which with the giving of notice or the passing of time or both would constitute a default or event of default under any such agreement or instrument, with respect to amounts due under such agreement or instrument, whether by acceleration or otherwise, in an aggregate amount of $2,000,000 or such lesser amount as shall be included in a cross-acceleration provision of any such agreement or instrument.

(6) Any representation, warranty or certification made or deemed made by the Borrower herein or by the Borrower in any other Operative Document or any certificate furnished to the Lender pursuant to the provisions thereof or in connection with a Securitization Transaction, shall prove to have been false or misleading in any material respect as of the time made or furnished.

(7) The Collateral or any other material assets of the Borrower or any Guarantor are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not dissolved or dismissed within sixty (60) days thereafter; an application is made by any Person for the appointment of a receiver, trustee, or custodian for the Collateral or any assets of the Borrower or any Guarantor thereof and the same is not dismissed within sixty (60) days after the application thereof; or the Borrower or any Guarantor shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

(8) An application is made by the Borrower or any Guarantor for the appointment of a receiver, trustee or custodian for the Collateral or any other assets of the Borrower or any Guarantor; a petition under any section or chapter of the Bankruptcy Code or any similar federal or state law or regulation shall be filed by the Borrower or any Guarantor or the Borrower or any Guarantor shall make an assignment for the benefit of its creditors, or any case or proceeding shall be filed by the Borrower or any Guarantor for its dissolution, liquidation, or termination, by the Borrower or any Guarantor, or the Borrower or any Guarantor ceases to conduct a material part of its current business.

(9) The Borrower or any Guarantor is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs, or a petition under any section or chapter of the Bankruptcy Code or any similar federal or state law or regulation is filed against the Borrower or any Guarantor, or any case or proceeding is filed against the Borrower or any Guarantor, for its dissolution or liquidation, and such injunction, restraint, petition, case or proceeding is not dismissed within sixty (60) days after the entry of filing thereof.

(10) The Borrower or any Guarantor becomes insolvent or admits in writing to its inability to pay its debts as they mature.

(11) Any financial statement of the Borrower, in the Lender’s reasonable opinion, contains a material adverse change with respect to the Borrower, the Servicer Advances or any other Collateral.

(12) A “default,” “event of default” or “event of termination,” however defined, shall occur under any Other Agreement, which has not been waived by the Lender or its Affiliate, as applicable.

(13) The Borrower shall grant, or suffer to exist, any Lien on any Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of the Lender or shall be Liens in favor of any Person other than the Lender.

(14) Any breach of Section 5.4 shall occur.

(15) Any other event shall occur which, in the sole good faith discretion of the Lender, has had a Material Adverse Effect.

(16) any materially adverse change in the properties, business or financial condition, or prospects of the Borrower or any of its Subsidiaries or Affiliates, in each case as determined by the Lender in its sole discretion, or the existence of any other condition which, in the Lender’s sole discretion, constitutes a material impairment of the Borrower’s ability to perform its obligations under this Agreement, the Note or any other Operative Document.

(17) the Lender shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of the Borrower and such information and/or responses shall not have been provided within five (5) Business Days of such request.

(18) any Change of Control of the Borrower shall have occurred without the prior consent of the Lender.

9.2 Acceleration. If not cured within the cure period provided within the relevant provision, then upon the continuance of such Event of Default, the Lender may, by notice to the Borrower (which notice shall be deemed given automatically upon the occurrence of an Event of Default referred to in paragraph (1)(a), (7), (8) or (9), (A) declare the obligations of the Lender hereunder to be terminated, whereupon those obligations shall terminate, and (B) declare immediately due and payable all amounts payable hereunder and under the Note by the Borrower that would otherwise be due after the date specified in the notice (or the date such notice is deemed given), whereupon all those amounts shall become immediately due and payable, all without further diligence, presentment, demand of payment, protest or notice of any kind, all of which are expressly waived by the Borrower.

9.3 Remedies on Default.

(1) If an Event of Default shall have occurred and be continuing, at any time at the Lender’s election, the Lender may apply all or any part of Proceeds of the Collateral in payment of the Obligations in the following order of priority:

FIRST, to the payment of all reasonable costs and expenses then due and owing to the Lender pursuant to the terms of this Agreement, the Note or any other Operative Document, including, without limitation, all court costs and the reasonable costs or expenses incurred in connection with the exercise by the Lender of any right or remedy under this Agreement, the Note or any other Operative Document;

SECOND, to the satisfaction of all other Obligations; and

THIRD, any excess to the Borrower or to whomsoever may be lawfully entitled to receive the same.

(2) (a) If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, and at law or in equity, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, to the extent permitted by law, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Borrower or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent permitted by law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Borrower, which right or equity is hereby waived and released. The Lender shall apply any Proceeds from time to time held by it and the proceeds of any such collection, recovery, receipt, appropriation, realization or sale, in the order of priority specified in

Section 9.3(1) hereof, and only after such application and after the payment by the Lender of any other amount required by any provision of law need the Lender account for any surplus and remit such amount to the Borrower. To the extent permitted by applicable law, the Borrower waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by them of any rights hereunder, other than any such claims, damages and demands that may arise from its gross negligence or willful misconduct. If any notice of a proposed sale or other disposition of Collateral shall be required by law, to the extent permitted by law such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay the Obligations and the fees and expenses of any attorneys employed by the Lender to collect such deficiency.

(b) The Borrower recognizes that the Lender may be unable to effect a public sale of any or all of its interest in connection with its right to receive reimbursement for Servicer Advances, and may be compelled to resort to one or more private sales thereof. The Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.

Section 10. Irrevocable Authorization and Instruction to the Trustees.

The Borrower hereby authorizes and instructs each Trustee to comply with any Acknowledgement Letter or Instruction Letter received by it from the Borrower in connection with the reimbursement of Servicer Advances.

The Borrower hereby authorizes and instructs each Trustee to comply with any instruction received by it from the Lender in writing that (a) states that an Event of Default has occurred and is continuing and (b) is otherwise in accordance with the terms of this Agreement and any other Operative Document to which it is a party, without any other or further instructions from the Borrower, and the Borrower agrees that each Trustee shall be fully protected in so complying.

Section 11. The Lender’s Appointment as Attorney-in-Fact.

(1) The Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent of the Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in the Lender’s own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Agreement or any other Operative Document, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, to the extent permitted by law, including, without limitation, any financing statements, endorsements, assignments or other instruments of transfer.

(2) The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted hereunder. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 12. Duty of Citigroup as Pledgee.

Neither the Lender nor any of its respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

Section 13. Periodic Due Diligence Review.

The Borrower acknowledges that the Lender has the right to perform continuing due diligence reviews and audits with respect to the Collateral, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrower agrees that upon reasonable (but no less than three (3) Business Days’) prior notice to the Borrower, the Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, any and all documents, records, agreements, instruments or information relating to such Collateral in the possession, or under the control, of the Borrower. The Borrower also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Collateral. Without limiting the generality of the foregoing, the Borrower acknowledges that the Lender shall make Loans to the Borrower based solely upon the information provided by the Borrower to the Lender and the representations, warranties and covenants contained herein, and that the Lender, at its option, has the right, at any time to conduct a partial or complete due diligence review or audit on some or all of the Collateral securing such Loan. The Lender may review or audit such Collateral itself or engage a third party to perform such review or audit. The Borrower agrees to cooperate with the Lender and any third party auditor or underwriter in connection with any such review or audit, including, but not limited to, providing the Lender and any third party with access to any and all documents, records, agreements, instruments or information relating to such Collateral in the possession, or under the control, of the Borrower. In addition, the Lender has the right to perform continuing Due Diligence Reviews of the Borrower and its Affiliates, directors and officers. The Borrower and Lender further agree that all out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s or third party’s activities pursuant to this Section 13 shall be paid by the Borrower; provided that the Borrower’s aggregate reimbursement obligations hereunder shall not exceed $15,000.00 per quarter.

Section 14. Miscellaneous.

14.1 Indemnification.

The Borrower agrees to hold the Lender and each of its officers, directors, agents and employees (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party in any suit, action, claim or proceeding with a third party relating to or arising out of this Agreement, the Note, any other Operative Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Note, any other Operative Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Lender’s gross negligence or willful misconduct. In any suit, proceeding or action brought by the Lender for any sum owing in connection with any Servicer Advance, or to enforce any provisions thereof, the Borrower will save, indemnify and hold the Lender harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrower. The Borrower also agrees to reimburse the Lender as and when billed by the Lender for all the Lender’s costs and expenses incurred in connection with the enforcement or the preservation of the Lender’s rights under this Agreement, the Note, any other Operative Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel (including all reasonable fees and disbursements incurred in any action or proceeding between the Borrower and the Lender or between the Lender and any third party relating hereto). The Borrower hereby acknowledges that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of the Borrower under the Note is a recourse obligation of the Borrower.

14.2 Expenses.

The Borrower agrees to pay as and when billed by the Lender all of the out-of-pocket costs and expenses incurred by the Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Note, any other Operative Document or any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including without limitation all the reasonable fees, disbursements and expenses of counsel to the Lender in connection with the execution of the Operative Documents.

14.3 Set-off. In addition to any rights and remedies of the Lender provided by this Agreement and by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrower. The Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Lender or its Affiliates to the Borrower against all of the Borrower’s obligations to the Lender or its Affiliates, whether under this Agreement or under any other agreement between the parties or between the Borrower and any affiliate of the Lender, or otherwise, whether or not such obligations are then due, without prejudice to the Lender’s or its Affiliate’s right to recover any deficiency. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.4. Intent . The parties recognize that each Loan is a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

14.5 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendment, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

14.6 Waiver of Notices, etc. The Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of its Obligations hereunder or under the Note, and any requirement that the Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other person or entity or any collateral, and all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations hereunder or under the Note.

14.7 Waiver; Cumulative Rights. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Note preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.8 Binding Effect. This Agreement shall be binding upon and shall be enforceable by the Borrower and the Lender and their respective successors and permitted assigns.

14.9 Survival. The provisions of Section 14.1 shall survive the payment in full of the Loans and all other amounts payable under this Agreement and the Note.

14.10 GOVERNING LAW, ETC.; WAIVER OF TRIAL BY JURY.

(A) THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW

YORK. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO ALSO WAIVES THE RIGHT IN ANY SUCH LITIGATION TO IMPOSE COUNTERCLAIMS OR SET-OFFS OF ANY KIND OR DESCRIPTION UNLESS SUCH COUNTERCLAIM OR SET-OFF IS COMPULSORY OR MANDATORY IN NATURE UNDER THE NEW YORK CIVIL PRACTICE LAW AND RULES.

14.11 Notice. Any notice hereunder shall be in writing and shall be personally delivered, transmitted by overnight delivery, by facsimile, telegram or cable to the parties as follows:

To the Lender:	Citigroup Global Markets Realty Corp.
390 Greenwich Street
New York, New York 10013
Attention: Evan Mitnick
Telephone: (212) 723-6621
Facsimile: (212) 723-8604

To the Borrower:	New Century Mortgage Corporation
18400 Von Karman
Suite 1000
Irvine, California 92612
Attention: Patti Dodge
Telephone: (949) 224-5719
Facsimile: (949) 224-5739

with a copy to:
New Century Mortgage Corporation
18400 Von Karman
Suite 1000

Irvine, California 92612
Attention: Ralph Flick
Telephone: (949) 224-5706
Facsimile: (949) 440-7033

All notices and other communications shall be deemed to have been duly given on the date of receipt if delivered personally; the date two (2) Business Days after posting if transmitted by overnight delivery; or in the case of a facsimile, telegram or cable, at the time receipt is confirmed. Any party hereto may change its address for purposes hereof by written notice to the other.

14.12 Severability. If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

14.13 Counterparts. This Agreement may be signed in any number of counterparts which, taken together, shall constitute a full and original agreement for all purposes.

14.14 Assignability.

(1) Neither the Borrower nor the Lender may assign any of its rights or obligations hereunder or under the Note without the prior written consent of the other, which consent shall not be unreasonably withheld.

(2) The Lender may, in accordance with applicable law, at any time sell to one or more lenders or other entities (“Participants”) participating interests in any Loan, the Note, its commitment to make Loans, or any other interest of the Lender hereunder and under the other Operative Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under this Agreement to the Borrower shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of the Note for all purposes under this Agreement and the other Operative Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Operative Documents. The Borrower agrees that if amounts outstanding under this Agreement and the Note are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or the Note; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lender the proceeds thereof.

(3) The Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) provided that such persons agree to confidentiality requirements substantially similar to those applicable to the Lender.

(4) The Borrower agrees, at the Lender’s cost, to cooperate with the Lender in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Operative Documents in order to give effect to such assignment and/or participation. The Borrower further agrees to furnish to any Participant identified by the Lender to the Borrower copies of all reports and certificates to be delivered by the Borrower to the Lender hereunder, as and when delivered to the Lender.

14.15 Hypothecation or Pledge of Collateral. The Lender shall have free and unrestricted use of all Collateral and nothing in this Agreement shall preclude the Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first written above.

CITIGROUP GLOBAL MARKETS REALTY CORP., as Lender and Pledgee

By:	/s/ Evan J. Mitnik
Name: Evan J. Mitnik
Title: Director

NEW CENTURY MORTGAGE CORPORATION as Borrower and Pledgor

By:	/s/ Patrick Flanagan
Name: Patrick Flanagan
Title: President